Exhibit 4.61

English Summary

of

Supplemental Agreement to the Centralized Services Agreement

Between

China Telecommunications Corporation

and

China Telecom Corporation Limited

China Telecommunications Corporation (“Party A”) and China Telecom Corporation Limited (“Party B”) entered into the Supplemental Agreement to the Centralized Services Agreement on September 23, 2015.

The key terms and conditions of the Supplemental Agreement are as follows:

1. The Parties agree to add Sub-article 2.2 to Article 2 of the Centralized Services Agreement as follows: “Market rates shall mean the rates at which the same or similar type of products or services are provided by Independent Third Parties in the ordinary course of business and under normal commercial terms. When determining the relevant market rates, to the extent practicable, management of the Company shall take into account the rates of at least two similar and comparable transactions entered into with or carried out by Independent Third Parties in the ordinary course of business in the corresponding period for reference.”

2. The execution, validity, performance, interpretation of this Supplemental Agreement and any relevant dispute resolutions shall be governed by the PRC laws.

3. This Supplemental Agreement shall become effective on January 1, 2016. If there is any conflict between this Supplemental Agreement and the Centralized Services Agreement, this Supplemental Agreement shall prevail.